Exhibit 99.1

MaxCyte Appoints Patrick J. Balthrop as Non-Executive Director

Rockville, MD, 1 December, 2022: MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT), a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell-based therapeutics and to support innovative, cell-based research, today announces the appointment of Patrick J. Balthrop, Sr. to the company’s Board of Directors as non-executive director with immediate effect. Mr. Balthrop is also appointed as non-executive member of the Nominating and Corporate Governance Committee.

Mr. Balthrop has more than 35 years of experience in the healthcare sector, particularly in the life sciences segments of diagnostics, life science tools, and medical devices. He was CEO, President, and Director of Luminex Corporation (NASDAQ: LMNX) for over 10 years, quadrupling the company’s revenue in five years. Prior to this he was President of Fisher Healthcare (then Fisher Scientific). He held positions at Abbott Laboratories over a period of 20 years including head of Abbott Vascular and Corporate VP of Worldwide Operations for Abbott Diagnostics.

Mr. Balthrop currently serves as Chairman of the Board for both Agendia, Inc. and Discovery Life Sciences, and as Director of Pattern Biosciences. He has previously held board positions at publicly listed life science companies, including Oxford Immunotec Global (NASDAQ: OXFD), and Personalis, Inc. (NASDAQ: PSNL). Additionally, he serves as Executive Advisor to Water Street Healthcare Partners and is a Founding Principal of Apalachee Ventures.

Mr. Balthrop received an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.S. in Biology from Spring Hill College.

“Patrick has an outstanding track-record of building, growing, and optimizing businesses in the life sciences sector, and we are delighted and honored to welcome him to our Board,” said Doug Doerfler, President and CEO of MaxCyte. “We look forward to drawing on his invaluable experience and insight as we continue to advance the next-generation of cell therapy discovery, development and commercialization."

Grant of options

Upon appointment, Mr. Balthrop has been granted 100,000 options over common stock, $0.01 par, of the Company ("Options"). These Options vest over three (3) years, with initial vesting of 1/3rd of the total after twelve (12) months, and the remainder vesting monthly over the following twenty-four (24) months. The Options have an exercise price of $5.99, equal to the closing price of MaxCyte's stock on 30 November, 2022.

Additional Disclosures

The following information is disclosed pursuant to Schedule Two paragraph (g) of the AIM Rules for Companies.

Mr Patrick James Balthrop, Sr. (aged 66) holds or has held the following current and former directorships in the past five years:

Current Directorships	Former Directorships in the past five years
Agendia NV	Chromacode, Inc
Apalachee Ventures, LLC	Oxford Immunotec Global Limited
Discovery Life Sciences, LLC	Oyster City Brewing Company, LLC
Made by the Water, LLC	Personalis, Inc
Pattern Bioscience, Inc

Save as set out above, no further information regarding Patrick Balthrop is required to be disclosed pursuant to Schedule Two paragraph (g) of the AIM Rules for Companies.

NOTIFICATION AND PUBLIC DISCLOSURE OF TRANSACTIONS BY PERSONS DISCHARGING MANAGERIAL RESPONSIBILITIES AND PERSONS CLOSELY ASSOCIATED WITH THEM

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Patrick Balthrop
2	Reason for the notification
a)	Position/status	Non-Executive Directors
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	MaxCyte, Inc.
b)	LEI	54930053YHXULRFCU991
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Options over common stock, $0.01 par, of the Company
b)	Identification Code	US57777K1060
c)	Nature of the transaction	Grant of Options
d)	Price(s) and volume(s)	100,000 Options at an exercise price of $5.99
e)	Aggregated information - Aggregated volume - Price	N/A N/A N/A
f)	Date of the transaction	30 November 2022
g)	Place of the transaction	Nasdaq Stock Exchange

About MaxCyte

MaxCyte is a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell therapeutics and to support innovative, cell-based research. Over the past 20 years, we have developed and commercialized our proprietary Flow Electroporation® technology, which facilitates complex engineering of a wide variety of cells. Our ExPERT™ platform, which is based on our Flow Electroporation technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™ GTx™ and VLx™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. Learn more at maxcyte.com and follow us on Twitter and LinkedIn.

MaxCyte Contacts:

US IR Adviser

Gilmartin Group

David Deuchler, CFA

+1 415-937-5400

jr@maxcyte.com

US Media Relations

Spectrum Seismic Collaborative

Valerie Enes

+1 408-497-8568

valerie@spectrumscience.com

Nominated Adviser and Joint Corporate Broker

Panmure Gordon

Emma Earl / Freddy Crossley

Corporate Broking

Rupert Dearden

+44 (0)20 7886 2500

UK IR Adviser

Consilium Strategic Communications

Mary-Jane Elliott

Chris Welsh

+44 (0)203 709 5700

maxcyte@consilium-comms.com